Archer Daniels Midland Company 4666 Faries Parkway Decatur, Il 62526
News Release

FOR IMMEDIATE RELEASE	January 31, 2006

ARCHER DANIELS MIDLAND REPORTS SECOND QUARTER RESULTS

Decatur, IL — January 31, 2006 — Archer Daniels Midland (NYSE: ADM)

►	Net earnings for the quarter ended December 31, 2005 increased 17% to $ 368 million - $ .56 per share from $ 314 million - $ .48 per share last year.
•
Net earnings for the quarter ended December 31, 2005 includes a $ 36 million tax credit related to the adjustment of state and federal income taxes. Net earnings for the quarter ended December 31, 2004 included a gain of $ 45 million representing the Company’s equity share of the gain reported by an unconsolidated affiliate upon the sale of its Tate & Lyle interest.

►	Second quarter segment operating profit increased 8% to $ 524 million from $ 485 million last year.
•	Oilseeds Processing operating profit increased on generally improved market conditions.
•	Corn Processing operating profit increased principally due to lower net corn costs.
•	Agricultural Services operating profit increased on improved transportation results.
•	Other segment operating profit declined primarily due to Food & Feed Ingredients impairment charges and a decline in Financial earnings from our private equity funds.

► Financial Highlights
(Amounts in thousands, except per share data and percentages)
	THREE MONTHS ENDED			SIX MONTHS ENDED
	12/31/05	12/31/04	% CHANGE	12/31/05	12/31/04	% CHANGE
Net sales and other operating income	$9,298,985	$9,063,526	3%	$17,925,934	$18,035,937	-1%
Segment operating profit	$523,895	$484,685	8%	$874,413	$823,357	6%
Net Earnings	$367,677	$313,509	17%	$554,015	$579,806	-4%
Earnings per share	$0.56	$0.48	17%	$0.85	$0.89	-4%
Average number of shares outstanding	655,508	657,120	–	654,656	655,122	–

“The results from this past quarter reflect the Company’s strategic utilization of its global asset base to capitalize upon the growing opportunities for agriculture in expanding food and industrial markets.”

G. Allen Andreas, Chairman and Chief Executive

Archer Daniels Midland Company

Discussion of Operations
Net earnings for the quarter ended December 31, 2005 were $ 368 million, or $ .56 per share, compared to $ 314 million, or $ .48 per share, last year. Net earnings for the six months ended December 31, 2005 were $ 554 million, or $ .85 per share, compared to $ 580 million, or $ .89 per share, last year. This year’s results for the quarter and six months ended December 31, 2005 include a $ 36 million tax credit related to the adjustment of state and federal income taxes, a $ 31 million ($ 19 million after tax) Food and Feed Ingredient asset impairment charge, and severance costs of $ 15 million related to a citric acid plant shut down. Net earnings for the quarter ended December 31, 2004 included a gain of $ 45 million representing the Company’s equity share of the gain reported by the Company’s unconsolidated affiliate, Compagnie Industrielle et Financiere des Produits Amylaces SA (“CIP”), upon the sale of its Tate & Lyle interest.

Segment operating profit increased $ 39 million to $ 524 million for the quarter and increased $ 51 million to $ 874 million for the six months.

Oilseeds Processing operating profit increased $ 9 million to $ 128 million for the quarter and increased $ 17 million to $ 227 million for the six months due principally to improved processing results in North America, South America and Europe. Operating results of Asia declined in the quarter and were slightly ahead of last year’s levels for the six months.

Corn Processing operating profit increased $ 105 million to $ 237 million for the quarter and increased $ 138 million to $ 373 million for the six months due primarily to lower net corn costs and, to a lesser extent, improved ethanol prices and volumes. These gains were partially offset by lower lysine selling prices and higher energy costs. Sweeteners & Starches operating profit increased $ 69 million to $ 114 million for the quarter and increased $ 107 million to $ 206 million for the six months due to lower net corn costs partially offset by higher energy costs. Bioproducts operating profit increased $ 35 million to $ 122 million for the quarter and increased $ 31 million to $ 166 million for the six months due to higher ethanol selling prices and volumes and lower net corn costs partially offset by lower lysine selling prices and $ 15 million of employee severance costs associated with the closure of a citric acid plant.

Agricultural Services operating profit increased $ 6 million to $ 94 million for the quarter due principally to improved operating results of transportation operations. For the six months, operating profit decreased $ 26 million to $ 114 million as improved results from transportation operations were more than offset by a decline in global grain merchandising results and the negative impact of the hurricanes on North American origination and export operating results.

Other segment operating profit decreased $ 80 million to $ 66 million for the quarter and decreased $ 78 million to $ 161 million for the six months due primarily to Food & Feed Ingredients impairment charges of $ 31 million and a $ 45 million decline in earnings of our private equity funds.

Significant components of Corporate results are as follows:

	Three months ended		Six months ended
	December 31,		December 31,
	2005	2004	2005	2004
	(in millions)

LIFO inventory valuation adjustments	$3	$19	$12	$135
Gain on sale of securities	23	45	29	45
Brazilian transactional tax reversal	19	-	19	-
Other	(62)	(94)	(154)	(163)
Total Corporate	$(17)	$(30)	$(94)	$17

Archer Daniels Midland Company

Conference Call Information

Archer Daniels Midland will host a conference call and audio Web cast to discuss second quarter results at 8:00 a.m. Central Standard Time (CST) on Tuesday, January 31, 2006. To listen by phone, dial 800-261-3417 or 617-614-3673; the access code is 69620120. Digital replay of the call will be available beginning on January 31, 2006 from 10:00 a.m. CST and ending on February 7, 2006. To access this replay, dial 888-286-8010 or 617-801-6888 and enter access code: 84984942. To listen to the call via the Internet go to: http://www.admworld.com/webcast/.  A replay of the Web cast will be available on the ADM World Web site.

Archer Daniels Midland Company (ADM) is a world leader in agricultural processing. ADM is one of the world's largest processors of soybeans, corn, wheat and cocoa. ADM is also a leader in the production of soy meal and oil, ethanol, corn sweeteners and flour. In addition, ADM produces value-added food and feed ingredients. Headquartered in Decatur, Illinois, ADM has over 25,000 employees, more than 250 processing plants and net sales for the fiscal year ended June 30, 2005 of $35.9 billion. Additional information can be found on ADM's Web site at http://www.admworld.com.

###
Contacts:
Brian Peterson	Dwight Grimestad
Senior Vice President - Corporate Affairs	Vice President - Investor Relations
217/424-5413	217/424-4586

(Financial Tables Follow)

January 31, 2006
ARCHER DANIELS MIDLAND COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)
	Three months ended		Six months ended
	December 31,		December 31,
	2005	2004	2005	2004
	(in thousands, except per share amounts)
Net sales and other operating income	$9,298,985	$9,063,526	$17,925,934	$18,035,937
Cost of products sold	8,515,517	8,394,818	16,559,755	16,703,797
Gross profit	783,468	668,708	1,366,179	1,332,140
Selling, general and administrative expenses	294,392	269,741	598,847	521,250
Other (income) expense - net	(17,628)	(55,395)	(13,104)	(29,409)
Earnings before income taxes	506,704	454,362	780,436	840,299
Income taxes	139,027	140,853	226,421	260,493
Net earnings	$367,677	$313,509	$554,015	$579,806
Basic and diluted earnings per common share	$0.56	$0.48	$0.85	$0.89
Average number of shares outstanding	655,508	657,120	654,656	655,122

Other (income) expense - net consists of:
Interest expense	$86,609	$82,561	$172,898	$161,610
Investment income	(60,074)	(24,621)	(97,848)	(55,456)
Net (gain) loss on marketable securities transactions	(22,975)	566	(28,234)	559
Equity in (earnings) losses of unconsolidated affiliates	(22,994)	(115,905)	(58,674)	(136,798)
Other - net	1,806	2,004	(1,246)	676
	$(17,628)	$(55,395)	$(13,104)	$(29,409)

Operating profit by segment is as follows:
Oilseeds Processing	$128,077	$118,782	$227,192	$210,055
Corn Processing
Sweeteners and Starches	114,043	44,758	206,524	99,638
Bioproducts (4)	122,489	87,250	166,266	135,443
Total Corn Processing (4)	236,532	132,008	372,790	235,081
Agricultural Services	93,606	87,863	113,615	139,135
Other
Food and Feed Ingredients (2)	34,902	70,808	104,131	160,047
Financial	30,778	75,224	56,685	79,039
Total Other (2)	65,680	146,032	160,816	239,086
Total segment operating profit	523,895	484,685	874,413	823,357
Corporate (1) (3)	(17,191)	(30,323)	(93,977)	16,942
Earnings before income taxes	$506,704	$454,362	$780,436	$840,299

(1)	Fiscal 2005 second quarter and six months results include a $ 45 million gain representing the Company’s equity share of the gain reported by its unconsolidated affiliate, CIP, upon the sale of its interest in Tate & Lyle.
(2)	Fiscal 2006 second quarter and six months results include a charge for the abandonment and write down of long-lived assets of $ 31 million in Food and Feed Ingredients.
(3)
Includes LIFO income of $ 3 million for the quarter and $ 12 million for the six months ended December 31, 2005. Includes LIFO income of $ 19 million for the quarter and $ 135 million for the six months ended December 31, 2004.

(4)	Fiscal 2006 second quarter and six months results include severance costs of $15 million related to closure of a citric acid plant.

January 31, 2006
ARCHER DANIELS MIDLAND COMPANY
SUMMARY OF FINANCIAL CONDITION
(unaudited)
	December 31, 2005	June 30, 2005
	(in thousands)

NET INVESTMENT IN
Working capital	$5,641,011	$4,992,583
Property, plant and equipment	5,170,551	5,184,380
Investments in and advances to affiliates	1,983,910	1,879,501
Long-term marketable securities	1,094,342	1,049,952
Other non-current assets	815,860	773,571
	$14,705,674	$13,879,987

FINANCED BY
Short-term debt	$398,754	$425,808
Long-term debt, including current maturities	4,215,057	3,753,078
Deferred liabilities	1,226,511	1,267,629
Shareholders' equity	8,865,352	8,433,472
	$14,705,674	$13,879,987

SUMMARY OF CASH FLOWS
(unaudited)
	Six Months Ended
	December 31,
	2005	2004
	(in thousands)
Operating activities
Net earnings	$554,015	$579,806
Depreciation	327,265	337,086
Asset abandonments	22,725	1,896
Other - net	(227,783)	82,737
Changes in operating assets and liabilities	67,977	341,357
Total Operating Activities	744,199	1,342,882
Investing Activities
Purchases of property, plant and equipment	(318,450)	(284,286)
Net assets of businesses acquired	(91,911)	(6,797)
Other investing activities	(380,825)	41,440
Total Investing Activities	(791,186)	(249,643)
Financing Activities
Long-term borrowings	598,624	8,547
Long-term debt payments	(121,799)	(155,988)
Net borrowings (payments) under lines of credit	(27,488)	(1,070,423)
Purchases of treasury stock	(29)	(45)
Cash dividends	(111,021)	(98,175)
Proceeds from exercises of stock options	10,146	16,957
Total Financing Activities	348,433	(1,299,127)
Increase (decrease) in cash and cash equivalents	301,446	(205,888)
Cash and cash equivalents beginning of period	522,420	540,207
Cash and cash equivalents end of period	$823,866	$334,319